TRANSITION SERVICES AND FACILITIES AGREEMENT



          This TRANSITION SERVICES AND FACILITIES AGREEMENT (this "Agreement"), dated as of December 1, 1997, is between EPITOPE, INC., an Oregon corporation ("Epitope"), and AGRITOPE, INC., a Delaware corporation ("Agritope").


          Agritope desires to engage Epitope to provide certain services and facilities for Agritope, and Epitope desires to provide such services and facilities for Agritope, on the terms and conditions set forth herein.


          Capitalized terms not otherwise defined shall have the meanings given in Section 6.


          Epitope and Agritope agree as follows:

          1. Services. Agritope hereby engages Epitope to provide Services to Agritope at such times as Agritope may reasonably request. In performing Services, Epitope shall use the same degree of care that it uses in connection with its own business. Nothing in this Agreement shall require Epitope to provide Services at a time or in a manner that would interfere with the normal conduct of Epitope's business.

          2. Facilities. Epitope hereby agrees to provide Facilities to Agritope until such time as Agritope relocates its office and research and development operation to other leased Facilities.

          3. Subcontractors. With Agritope's consent, which shall not be unreasonably withheld, Epitope may engage third parties to provide Services under this Agreement to Agritope. Epitope may do so without Agritope's consent for Services usually provided to Epitope by third parties.

          4. Payments for Services and Facilities.

               4.1 Services Payments. Agritope shall reimburse Epitope for all Services Costs. After the end of each month or such other period as the parties may agree, Epitope shall submit an invoice to Agritope for Services Costs incurred during the period. Any delay in delivering the invoice shall not relieve Agritope of its reimbursement obligations. Agritope shall pay the amount of each invoice within 10 days after receiving it. Amounts not paid when due shall, at Epitope's option, accrue late charges at the rate of 1.5 percent per month.



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               4.2  Calculation  of  Services  Costs.  "Services  Costs" are all
direct and indirect costs incurred by Epitope in providing Services, whether paid or accrued. Services Costs shall be determined using Epitope's internal cost accounting system. Epitope shall allocate costs of personnel who provide services to both Epitope and Agritope, and indirect costs such as general and administrative costs, on a reasonable basis consistent with Epitope's internal cost accounting system. Upon reasonable notice to Epitope, Agritope personnel shall have the right to review Epitope records to verify the determination of Services Costs.


               4.3 Facilities Payment. Agritope shall pay Epitope a monthly fee of $15,945 for use of the Facilities on the first day of each month.


          5.   Term and Termination.

               5.1 Initial Term and Renewals. The initial term of this Agreement shall expire on December 31, 1997, but this Agreement shall continue in effect for successive one-month terms thereafter unless either party gives the other written notice of termination at least 15 days before expiration of any term.

               5.2 Termination. Either party may terminate this Agreement effective immediately upon written notice to the other party if such other party fails to perform any of its material obligations under this Agreement and such failure continues for a period of 60 days, or 10 days in the case of a failure to make payment, after written notice thereof from the non-breaching party.

          6. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth below:

               6.1 "Affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

               6.2 "Agritope Personnel" means Agritope, its successors and assigns, and the directors, officers, employees, and agents thereof.


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               6.3 "Facilities"  means the portion of Epitope's office space and
research  and  development  facilities  in  Beaverton,   Oregon,  consisting  of
approximately 6,300 square feet of office, manufacturing and laboratory space currently used by Agritope and the related fixtures and furniture.

               6.4 "Force Majeure" means any act of nature, accident, explosion, fire, storm, earthquake, flood, drought, peril of the sea, riot, embargo, war, foreign, federal, state or municipal order of general application, seizure, requisition, allocation, failure or delay of transportation, shortage of supplies, equipment, fuel or labor, or other circumstance or event beyond the reasonable control of affected party.

               6.5. "Services" means the services listed in Schedule A, as amended from time to time, and any other services requested by Agritope that Epitope agrees to provide.

               6.6. "Services Costs" has the meaning given in Section 4.2.

          7.   General.

               7.1 Amendments. Any modification of this Agreement or waiver of terms must be in writing and signed by the party to be bound.

               7.2 Assignment. Except as provided below or in Section 3, neither may assign its rights or delegate its obligations under this Agreement without the written consent of the other party. Epitope may assign its rights and delegate its obligations to an Affiliate or a successor to Epitope's business if the Affiliate or successor assumes all of Epitope's obligations under this Agreement.

               7.3 Attorney Fees. In any litigation concerning this Agreement, the prevailing party shall be entitled to recover all reasonable expenses of litigation, including reasonable attorney fees at trial and on any appeal or petition for review.

               7.4 Execution in Counterparts. This Agreement may be executed in counterparts which together shall constitute one instrument.

               7.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter and supersedes any prior agreement or understanding.


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               7.6 Force Majeure.  Neither party shall be liable for any failure or delay in performing its obligations, other than payment obligations, caused by Force Majeure. The other party may, however, terminate this Agreement as permitted in Section 5.2 if such failure or delay continues for more than 60 days.

               7.7 Governing Law. This Agreement shall be governed by and construed in accordance with Oregon law.

               7.8 Headings. Headings in this Agreement are for convenience only and shall not affect its meaning.

               7.9 No Agency. Nothing in this Agreement creates any partnership, employment or agency relationship between the parties. Neither party shall have the right to act on behalf of or bind the other, and neither shall take any action that could lead a third party to believe it has the right to do so.

               7.10 Notices. Notices under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be personally delivered, sent by electronic facsimile transmission promptly confirmed by mail, or sent by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address or facsimile number specified below (or such other address or number as may be specified by notice to the other party):


               Epitope, Inc.
               8505 S.W. Creekside Place
               Beaverton, Oregon 97008
               Attention:  President
               Fax:  (503) 641-8665


               Agritope, Inc.
               8505 S.W. Creekside Place
               Beaverton, Oregon  97008
               Attention:  President
               Fax:  (503) 520-6196

Any notice or communication given in conformity with this Section 7.10 shall be deemed to be effective when received by the addressee, if delivered by hand or electronic facsimile transmission, or three days after mailing, if mailed.

               7.11 Severability. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the affected provision shall remain in full force and effect in all other jurisdictions, (b) all other provisions shall remain in full


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force and effect,  and (c) the parties  will use their best  efforts to find and employ other means to achieve the same or substantially the same result as that contemplated by the provision held invalid or unenforceable.


          The parties have executed this Agreement as of the date first stated above.

                                  EPITOPE, INC.


                                  By /s/ John W. Morgan
                                    President and Chief
                                    Executive Officer

                                  AGRITOPE, INC.



                                  By /s/ Adolph J. Ferro
                                    Chairman, President and Chief
                                    Executive Officer






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                                   SCHEDULE A
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     1.Management  information  services  consisting  of  software  support  and hardware maintenance at the rate of $1,690 per month.

     2. Telephone services based on third-party billings.

     3. Equipment maintenance, other than computer hardware, on call at the rate of $25 per hour.

     4. Front desk receptionist services at no charge (Agritope will provide its own telephone receptionist services).